UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

Generac Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34627	20-5654756
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

S45 W29290 Hwy. 59
Waukesha, Wisconsin	53189
(Address of principal executive offices)	(Zip Code)

(262) 544-4811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition

On February 14, 2017, Generac Holdings Inc. (the “Company,” “we,” “us” or “our”) issued a press release (the “Press Release”) announcing its financial results for the fourth quarter and year ended December 31, 2016. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

      The information contained in this Current Report on Form 8-K (including the exhibits) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Discussion of Non-GAAP Financial Measures

In the Press Release, we present certain financial information, specifically Adjusted EBITDA, Adjusted Net Income and Free Cash Flow which are not in accordance with generally accepted accounting principles (“U.S. GAAP”). We present Adjusted EBITDA, Adjusted Net Income and Free Cash Flow in the Press Release because these metrics assist us in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA, Adjusted Net Income and Free Cash Flow:

●	for planning purposes, including the preparation of our annual operating budget and developing and refining our internal projections for future periods;

●	to evaluate the effectiveness of our business strategies and as a supplemental tool in evaluating our performance against our budget for each period;

●	in communications with our board of directors and investors concerning our financial performance; and

●	to evaluate prior acquisitions in relation to the existing business.

We also use Adjusted EBITDA as a benchmark for the determination of the bonus component of compensation for our senior executives under our management incentive plans.

We believe that the disclosure of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow offers additional financial metrics which, when coupled with U.S. GAAP results and the reconciliation to U.S. GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business for securities analysts, investors and other interested parties in the evaluation of our company. We believe Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are useful to investors for the following reasons:

●

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions, capital structures and the methods by which assets were acquired; and

●	by comparing our Adjusted EBITDA, Adjusted Net Income and Free Cash Flow in different historical periods, our investors can evaluate our operating performance excluding the impact of certain items.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Election of William “BJ” Jenkins

On February 13, 2017, the Board of Directors (the “Board”) of Generac Holdings Inc. (the “Company”) elected William “BJ” Jenkins to serve as a Class III director of the Company, effective March 1, 2017. Mr. Jenkins’ term as a Class III director will expire at the 2018 Annual Meeting of Stockholders along with the other Class III directors. The Board also appointed Mr. Jenkins to serve on the Compensation Committee.

Mr. Jenkins currently serves as President, CEO and board member of Barracuda Networks, a publicly-traded network technology company in Campbell, CA. From April 1998 to November 2012, Mr. Jenkins served in various roles, including president of the Backup Recovery Systems division, at EMC Corporation, an information infrastructure company. He also currently serves on the board of directors of Nimble Storage, Inc., a flash storage solutions company. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

We believe that Mr. Jenkins is qualified to serve as a member of our Board of Directors because of the perspective he brings as chief executive officer and his experience in senior management positions at several technology companies.

In connection with Mr. Jenkins’ appointment as a director, he will receive from the Company an amount of shares of fully vested common stock of the Company, par value $0.01 (“Common Stock”), equal to approximately $80,000 in value and pro-rated as of the date of his appointment.  Mr. Jenkins will not receive any additional remuneration for serving on the Board other than standard fees described in the Company’s proxy statement for its Annual Meeting of Stockholders held on June 16, 2016, paid by the Company to all of its non-management directors.

Mr. Jenkins is considered to be an independent director as defined by New York Stock Exchange rules. There are no arrangements or understandings between Mr. Jenkins and any other person pursuant to which Mr. Jenkins was selected as a director.

Item 9.01               Financial Statements and Exhibits

(d)

Exhibit No.	Description

99.1	Press Release, dated February 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAC HOLDINGS INC.

/s/ Raj Kanuru
Name: Raj Kanuru
Date: February 14, 2017	Title: SVP, General Counsel & Secretary

EXHIBIT INDEX

99.1	Press Release, dated February 14, 2017.